UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
May 15, 2020 Date of report (date of earliest event reported)

Commission File No.	Name of Registrant, State of Incorporation, Address of Principal Executive Offices, and Telephone No.	IRS Employer Identification No.
000-49965	MGE Energy, Inc. (a Wisconsin Corporation) 133 South Blair Street Madison, Wisconsin 53788 (608) 252-7000| mgeenergy.com	39-2040501

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $1 Par Value Per Share	MGEE	The NASDAQ Stock Market

Item 8.01. Other Events.

On May 15, 2020, MGE Energy, Inc. (the Company) completed the issuance and sale of 1,495,000 shares of its common stock, par value $1 per share, pursuant to an underwriting agreement dated May 12, 2020 (the Underwriting Agreement) between the Company and Morgan Stanley & Co. LLC and BofA Securities, Inc., acting severally on behalf of themselves and the several underwriters named therein (the Underwriters). The shares so issued and sold included 195,000 shares issued and sold pursuant to the exercise in full of the option granted to the Underwriters to buy such shares under the Underwriting Agreement. The Company received proceeds of $80,161,900 (which amount is net of all applicable underwriting commissions and discounts) from the issuance and sale of the 1,495,000 shares. The proceeds, net of expenses, are expected to be used for general corporate purposes, including capital expenditures.

In connection with the sale of the shares, Stafford Rosenbaum LLP provided the Company with the legal opinion attached to this Current Report as Exhibit 5.1.

A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report.

Item 9.01. Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description
1.1

Underwriters Agreement dated May 12, 2020 by and among MGE Energy, Inc., Morgan Stanley & Co. LLC, and BofA Securities, Inc., acting severally on behalf of themselves and the several underwriters named therein.

5.1	Opinion of Stafford Rosenbaum LLP, dated May 15, 2020, regarding the legality of the Shares.
23.1	Consent of Stafford Rosenbaum LLP (included in Exhibit 5.1).
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGE Energy, Inc.
(Registrant)

Date: May 15, 2020	/s/ Jeffrey C. Newman
Jeffrey C. Newman Executive Vice President, Chief Financial Officer, Secretary and Treasurer

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